EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CarGurus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	3,687,010	$22.86	$84,266,613.55	0.00014760	$12,437.75

Total Offering Amounts				—	$84,266,613.55	—	$12,437.75

Total Fees Previously Paid				—	—	—	—

Total Fee Offsets				—	—	—	—

Net Fees Due				—	—	—	$12,437.75

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall be deemed to cover any additional shares of the Registrant’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), that may from time to time be offered or issued under the Registrant’s Omnibus Incentive Compensation Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions that increases the number of outstanding shares of Class A Common Stock.

(2)

Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices per share of Registrant’s Class A Common Stock on February 20, 2024, as reported by The Nasdaq Stock Market.